
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Blaine R. Ornburg                             CCC Information Services                          Director             10% Owner
                                                 Group Inc. (CCCG).                            ----                 ----
                                                                                                X
---------------------------------------------------------------------------------------------  ---- Officer (give   ----  Other
   (Last)        (First)        (Middle)   3. IRS ID no. of reporting   4. Statement for                     title       (specify
                                              person if such person         Month/Year                       below)       below)
  c/o CCC Information Services Group Inc.     is an entity                 February/2000      President CCC Consumer Services Inc.
  444 Merchandise Mart                                                                        -----------------  -----------------
--------------------------------------------                            ----------------------------------------------------------
                 (Street)                                                                     7. Individual or Joint/Group Filing
                                                                        5. If Amendment,             (Check Applicable Line)
                                                                           Date of Original   X
 Chicago, IL  60654-1005                                                   (Month/Year)       __Form filed by One Reporting Person
                                                                                              ___Form filed by More than One
                                                                                                 Reporting Person
----------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security            2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                      action      action        or Disposed of (D)            Securities       ship        of In-
                                   Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                               (Instr. 8)                                  Owned at         Direct      Bene-
                                  (Month/                                                  End of           (D) or      ficial
                                   Day/      -----------------------------------------     Month            Indirect    Owner-
                                   Year)                               (A) or              (Instr. 3        (I)         ship
                                             Code    V       Amount    (D)     Price       and 4)           (Instr. 4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         2/2/2000    S              17,100       D     $20.50         0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         2/2/2000    S              16,300       D     $20.625        0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         2/2/2000    S              1,000        D     $20.5625       0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         2/2/2000    S              25,600       D     $20.875        0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         2/2/2000    S              20,000       D     $20.625        0
----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If the form is filed by more than one reporting
person, SEE Instruction 4(b)(v).                                       (Over)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)

------------------------------------------------------------------------------------------------------------------------
Options for Common Stock           $1.75 per     2/1/2000     X                          80,000     2/1/2000  4/17/2000
                                     share
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
 Common Stock          80,000                     100,250           D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

Explanation of Responses:


 /s/Blaine R. Ornburg                             03/09/2000
-----------------------------------               ----------
**Signature of Reporting Person                      Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

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